Exhibit 99.2

LOTTERIE NAZIONALI S.r.l.

LOTTERIE NAZIONALI S.r.l.
STATEMENTS OF FINANCIAL POSITION
December 31, 2014 and 2013
(In thousands of Euro)

		December 31,
		2014	2013
	Notes
ASSETS
Non-current assets
Equipment, net	3	5,204	6,678
Intangible assets, net	4	426,400	514,720
Deferred income taxes	15	1,802	4,146
Total non-current assets		433,406	525,544

Current assets
Inventories	5	18,042	16,285
Trade and other receivables	6	325,847	462,692
Current financial assets from parent company	17/18	169,963	—
Foreign currency forward contracts	18	1,645	—
Other current assets		2,176	395
Income taxes receivable	7	3,149	619
Cash and cash equivalents	8	16	17
Total current assets		520,839	480,008

TOTAL ASSETS		954,246	1,005,552

EQUITY AND LIABILITIES
Equity
Issued capital	9	31,000	31,000
Legal reserve		6,200	6,200
Share premium reserve		438,597	556,005
Cash flow hedge reserve		791	(1,204)
Retained earnings		286	—
Net income for the period		65,201	67,348
Total equity		542,075	659,349

Current liabilities
Accounts payable	10	363,485	296,733
Foreign currency forward contracts	18	—	2,215
Current financial payables to parent company	17/18	47,989	40,288
Other current liabilities	11	697	6,967
Total current liabilities		412,171	346,203

TOTAL EQUITY AND LIABILITIES		954,246	1,005,552

LOTTERIE NAZIONALI S.r.l.
STATEMENTS OF COMPREHENSIVE INCOME
Years ended December 31, 2014, 2013 and 2012
(In thousands of Euro)

		For the year ended December 31,

	Notes	2014	2013	2012

Service revenues	12	368,352	374,992	380,868
Other revenue		1,671	2,300	1,301
Total Revenue		370,023	377,292	382,169

Cost of tickets	17	52,814	57,433	56,883
Service costs	13	126,098	119,378	121,591
Depreciation, amortization and write-downs		94,545	94,688	94,931
Other operating costs		(5,922)	1,872	321
Total Costs		267,536	273,371	273,726

Operating Income		102,488	103,921	108,443

Financial income	14	948	1,021	839
Financial expenses	14	(6,130)	(4,851)	(6,958)

Net income before income tax	15	97,306	100,091	102,324

Income tax expense	15	32,105	32,743	33,633
Net income for the year		65,201	67,348	68,691

Other comprehensive income:
Other comprehensive income to be reclassified to profit or loss in subsequent periods
Components of other comprehensive income	18	2,961	(758)	(3,107)
Income tax relating to components of other comprehensive income	15	(966)	299	855
Net other comprehensive income to be reclassified to profit or loss in subsequent periods		1,995	(459)	(2,252)

Total comprehensive income for the year		67,196	66,889	66,439

LOTTERIE NAZIONALI S.r.l.
STATEMENTS OF CHANGES IN EQUITY
Years ended December 31, 2014, 2013 and 2012
(In thousands of Euro)

	Issued	Legal	Share	Cash Flow	Retained	Net
For the year ended December 31, 2014	Capital	Reserve	Premium Reserve	Hedge Reserve	Earnings	Income	Total

Balance at January 1, 2014	31,000	6,200	556,005	(1,204)	—	67,348	659,349
Net income for the year	—	—	—	—	—	65,201	65,201
Components of other comprehensive income	—	—	—	252	—	—	0.252
Other comprehensive income/(loss)	—	—	—	1,743	—	—	1,743
Total comprehensive income/(loss)	—	—	—	1,995	—	65,201	67.196
Share Premium Distribution	—	—	(117,408)	—	—	—	(117,408)
Dividend distribution	—	—	—	—	—	(67,062)	(67,062)
Retained Earnings	—	—	—	—	286	(286)	—
Balance at December 31, 2014	31,000	6,200	438,597	791	286	65,201	542,075

	Issued	Legal	Share	Cash Flow	Retained	Net
For the year ended December 31, 2013	Capital	Reserve	Premium Reserve	Hedge Reserve	Earnings	Income	Total

Balance at January 1, 2013	31,000	6,200	617,680	(745)	—	68,691	722,826
Net income for the year	—	—	—	—	—	67,348	67,348
Components of other comprehensive income	—	—	—	615	—	—	0.615
Other comprehensive income/(loss)	—	—	—	(1,074)	—	—	(1,074)
Total comprehensive income/(loss)	—	—	—	(459)	—	67,348	66.889
Share Premium Distribution	—	—	(61,675)	—	—	—	(61,675)
Dividend distribution	—	—	—	—	—	(68,691)	(68,691)
Balance at December 31, 2013	31,000	6,200	556,005	(1,204)	—	67,348	659,349

	Issued	Legal	Share	Cash Flow	Retained	Net
For the year ended December 31, 2012	Capital	Reserve	Premium Reserve	Hedge Reserve	Earnings	Income	Total

Balance at January 1, 2012	31,000	6,200	696,931	1,507	—	66,682	802,320
Net income for the year	—	—	—	—	—	68,691	68,691
Components of other comprehensive income	—	—	—	(1,507)	—	—	(1,507)
Other comprehensive income/(loss)	—	—	—	(745)	—	—	(745)
Total comprehensive income/(loss)	—	—	—	(2,252)	—	68,691	66.439
Share Premium Distribution	—	—	(79,251)	—	—	—	(79,251)
Dividend distribution	—	—	—	—	—	(66,682)	(66,682)
Balance at December 31, 2012	31,000	6,200	617,680	(745)	—	68,691	722,826

LOTTERIE NAZIONALI S.r.l.
CASH FLOW STATEMENTS
Years ended December 31, 2014, 2013 and 2012
(In thousands of Euro)

		Year ended December 31,
	Notes	2014	2013	2012

Operating activities:
Profit before income tax	15	97,306	100,091	102,324
Adjustments to reconcile profit before income tax to net cash flow
Depreciation	3	1,474	1,330	2,200
Intangible asset amortization	4	90,195	89,538	89,564
Interest income	18	(2)	(5)	(8)
Interest on intercompany loan	18	—	—	(277)
Total accrued interest income		(2)	(5)	(285)
Bank interest charges and commissions	18	34	23	27
Other intercompany interest expense	18	502	505	194
Interest expense on Factoring of trade receivables	18	3,731	3,628	6,051
Interest expense to AAMS and other interest expense	18	101	10	285
Total accrued interest expense		4,368	4,166	6,557
Other non-monetary items:
Unrealized foreign exchange (gains)/losses, net		423	(162)	(255)
Unrealized exchange (gains)/losses on derivatives, net	18	(246)	(124)	(223)
Realized exchange (gains)/losses on derivatives, net		(536)	390	(166)
Realized foreign exchange (gains)/losses, net		1,174	(434)	(285)
Total non-monetary items		194,156	194,790	199,431
Income taxes paid		(33,351)	(29,635)	(67,319)
Cash flows before changes in working capital		160,805	165,155	132,112
Change in net working capital:
Inventories		(1,757)	(1,823)	(2,724)
Foreign currency forward contracts		(3,860)	898	3,754
Trade and other receivables:
- Trade and other receivables		(1,527)	(1,784)	(3,114)
- Receivables from PoS (retailers)		144,832	(164,506)	(112,169)
- Related party receivables		(6,460)	6,851	(8,883)
Accounts payable:
- Payables to AAMS		(45)	1,156	75,440
- Payables to others		62,212	30,192	(6,248)
- Payables to suppliers including related parties		4,585	2,605	8,516
Income taxes receivables		2,344	(786)	78
Other tax receivables		(2,530)	3,592	(4,211)
VAT payables, taxes other than income taxes and other liabilities		(6,262)	(346)	123
Cash flows from operating activities		352,336	41,204	82,674
Investing activities:
Purchase of equipment		—	—	(571)
Transfers of equipment		—	—	—
Purchase of intangible assets	4	(1,875)	(1,962)	(1,696)

Transfers/disposals of intangible assets		—	—	14
Cash flows from investing activities		(1,875)	(1,962)	(2,253)
Financing activities
Interest paid		—	(33)	(312)
Interest received		—	5	8
Dividends paid		(67,062)	(68,691)	(66,682)
Share premium reserve distribution		(117,408)	(61,675)	(79,251)
Net change in financial receivables from/payables to parent company		(162,262)	94,781	71,868
Interest expense paid on Factoring of trade receivables		(3,731)	(3,628)	(6,051)
Cash flows from financing activities		(350,463)	(39,241)	(80,420)
Net increase (decrease) in cash and cash equivalents		(1)	1	1
Cash and cash equivalents at the beginning of the period		17	16	15
Cash and cash equivalents at the end of the period	8	16	17	16

LOTTERIE NAZIONALI S.r.l.
NOTES TO FINANCIAL STATEMENTS
(thousands of Euro)

1.    Corporate information

Lotterie Nazionali S.r.l. (hereinafter “LN” or “the Company”) is a company established in May 2010 and organized under the laws of the Republic of Italy. The head office of the Company is located in Rome, Italy.

The Company’s operations are entirely in the Republic of Italy. In the month of August 2010, the Italian Ministry of Economy and Finances granted to LN the exclusive concession to operate various national Traditional and Instant lotteries, including “Scratch and Win” (“S&W”) instant games. The concession granted to LN by the Ministry entity Amministrazione Autonoma dei Monopoli di Stato (hereinafter “AAMS”) has a nine year duration with respect to Traditional and Instant Lotteries which are available through various vendors located throughout Italy, mainly at tobacco shops, cafès, bars, motorway restaurants and newspaper stands (collectively, “Points of Sale” or “PoS”).

The Company’s deed of association assigns to all of its shareholders specific roles in the Company’s business activities as follows:

•
GTECH S.p.A., directly and indirectly through Scratch & Win Holding S.p.A., (the parent of the Company and formerly Lottomatica Group S.p.A.): its role includes the design and coordination of the Company’s overall operations including management of the marketing and accounting functions, collection of wagers from Points of Sales, administration of periodic drawings, and procurement of software and hardware for Points of Sale;

•	Scientific Games International: its role includes design and production of instant lottery tickets;

•	Arianna 2001 S.p.A.: its role includes serving as the secure depository and manager of the instant lottery tickets inventory;

•	Servizi Base 2001 S.p.A.: its role includes management of the instant lottery ticket distribution to the Points of Sale.

On December 1, 2014 the merger process of Scratch & Win Holding S.p.A. into GTECH S.p.A. was formally completed.

2.1 Basis of preparation

The financial statements have been prepared on a historical cost basis, except as disclosed in the accounting policies below for certain derivative financial instruments which are measured at fair value. The financial statements are presented in thousands of Euro unless otherwise indicated.

The financial statements of the Company as of December 31, 2014 and for the year then ended were approved for issuance by the Board of Directors in accordance with a resolution dated February 25, 2015.

Statement of Compliance
The financial statements of LN have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

2.2 Adoption of new and revised International Financial Reporting Standards

The Company’s accounting policies are consistent with those of the previous financial year except for the adoption of amended International Financial Reporting Standards (IFRS) and International Accounting Standards Board (IASB) Standards as of January 1, 2014 as described below. Adoption of these Standards did not have a material effect on the financial position or performance of the Company.

•	IFRS 10, IFRS 12 and IAS 27 Investment Entities - Amendments to IFRS 10, IFRS 12 and IAS 27

•	IAS 32 Offsetting Financial Assets and Financial Liabilities - Amendments to IAS 32

•	IAS 36 Recoverable Amount Disclosures for Non-Financial Assets - Amendments to IAS 36

•	IAS 39 Novation of Derivatives and Continuation of Hedge Accounting - Amendments to IAS 39

LOTTERIE NAZIONALI S.r.l.
NOTES TO FINANCIAL STATEMENTS
(thousands of Euro)

•	IFRIC 21 Levies

•	AIP IFRS 1 First-time Adoption of International Financial Reporting Standards - Meaning of ‘effective IFRSs’

•	AIP IFRS 13 Fair Value Measurement - Short-term receivables and payables

The principal effects of these changes are as follows:

IFRS 10, IFRS 12 and IAS 27 Investment Entities - Amendments to IFRS 10, IFRS 12 and IAS 27
The investment entities amendments provide an exception to the consolidation requirement for entities that meet the definition of an investment entity. The key amendments include:

•	Investment entity is defined in IFRS 10 Consolidated Financial Statements;

•	An entity must meet all three elements of the definition and consider whether it has four typical characteristics, in order to qualify as an investment entity;

•	An entity must consider all facts and circumstances, including its purpose and design, in making its assessment;

•	An investment entity accounts for its investments in subsidiaries at fair value through profit or loss in;

•
accordance with IFRS 9 (or IAS 39, as applicable), except for investments in subsidiaries that provide services that relate to the investment entity’s investment activities, which must be consolidated;

•	An investment entity must measure its investment in another controlled investment entity at fair value;

•	A non-investment entity parent of an investment entity is not permitted to retain the fair value accounting that the investment entity subsidiary applies to its controlled investees;

•
For venture capital organisations, mutual funds, unit trusts and others that do not qualify as investment entities, the existing option in IAS 28 Investments in Associates and Joint Ventures, to measure investments in associates and joint ventures at fair value through profit or loss, is retained.

The amendments have no impact on the Company.

IAS 32 Offsetting Financial Assets and Financial Liabilities - Amendments to IAS 32
The amendments to IAS 32 Financial Instruments: Presentation clarify the meaning of “currently has a legally enforceable right to set-off”. The amendments also clarify the application of the IAS 32 offsetting criteria to settlement systems (such as central clearing house systems), which apply gross settlement mechanisms that are not simultaneous. The amendments clarify that rights of set-off must not only be legally enforceable in the normal course of business, but must also be enforceable in the event of default and the event of bankruptcy or insolvency of all of the counterparties to the contract, including the reporting entity itself. The amendments also clarify that rights of set-off must not be contingent on a future event.
The amendment has no impact on the Company.

IAS 36 Recoverable Amount Disclosures for Non-Financial Assets - Amendments to IAS 36
The amendments to IAS 36 Impairment of Assets clarify the disclosure requirements in respect of fair value less costs of disposal. The amendments remove the requirement to disclose the recoverable amount for each cash-generating unit for which the carrying amount of goodwill or intangible assets with indefinite useful lives allocated to that unit is significant.
In addition, the IASB added two disclosure requirements:

•	Additional information about the fair value measurement of impaired assets when the recoverable amount is based on fair value less costs of disposal.

•
Information about the discount rates that have been used when the recoverable amount is based on fair value less costs of disposal using a present value technique. The amendments harmonise disclosure requirements between value in use and fair value less costs of disposal.

The amendment has no impact on the Company.

IAS 39 Novation of Derivatives and Continuation of Hedge Accounting - Amendments to IAS 39
The amendments provide an exception to the requirement to discontinue hedge accounting in certain circumstances in which there is a change in counterparty to a hedging instrument in order to achieve clearing for that instrument. The amendments cover novations:

•	That arise as a consequence of laws or regulations, or the introduction of laws or regulations

LOTTERIE NAZIONALI S.r.l.
NOTES TO FINANCIAL STATEMENTS
(thousands of Euro)

•	In which the parties to the hedging instrument agree that one or more clearing counterparties replace the original counterparty to become the new counterparty to each of the parties

•	That did not result in changes to the terms of the original derivative other than changes directly attributable to the change in counterparty to achieve clearing
All of the above criteria must be met to continue hedge accounting under this exception.
The amendments cover novations to central counterparties, as well as to intermediaries such as clearing members, or clients of the latter that are themselves intermediaries.
For novations that do not meet the criteria for the exception, entities have to assess the changes to the hedging instrument against the derecognition criteria for financial instruments and the general conditions for continuation of hedge accounting. The amendments have no impact on the Company.

IFRIC 21 Levies
IFRIC 21 is applicable to all levies other than outflows that are within the scope of other standards (e.g., IAS 12 Income Taxes) and fines or other penalties for breaches of legislation. Levies are defined in the interpretation as outflows of resources embodying economic benefits imposed by government on entities in accordance with legislation. The interpretation clarifies that an entity recognises a liability for a levy when the activity that triggers payment, as identified by the relevant legislation, occurs. It also clarifies that a levy liability is accrued progressively only if the activity that triggers payment occurs over a period of time, in accordance with the relevant legislation. For a levy that is triggered upon reaching a minimum threshold, the interpretation clarifies that no liability is recognised before the specified minimum threshold is reached.
The interpretation does not address the accounting for the debit side of the transaction that arises from recognising a liability to pay a levy. Entities look to other standards to decide whether the recognition of a liability to pay a levy would give rise to an asset or an expense under the relevant standards. The standard has no impact on the Company.

2.3 International Financial Reporting Standards to be adopted in 2015 and later

IFRS 9 Financial Instruments
In July 2014, the IASB issued the final version of IFRS 9 Financial Instruments which reflects all phases of the financial instruments project and replaces IAS 39 Financial Instruments: Recognition and Measurement and all previous versions of IFRS 9. The standard introduces new requirements for classification and measurement, impairment, and hedge accounting. IFRS 9 is effective for annual periods beginning on or after 1 January 2018, with early application permitted. Retrospective application is required, but comparative information is not compulsory. Early application of previous versions of IFRS 9 (2009, 2010 and 2013) is permitted if the date of initial application is before 1 February 2015. The adoption of IFRS 9 is not expected to have an effect on the classification and measurement of the Group’s financial assets, nor any impact on the classification and measurement of the Group’s financial liabilities.

IFRS 10 and IAS 28 Sale or Contribution of Assets between an Investor and its Associate or Joint
Venture - Amendments to IFRS 10 and IAS 28
The amendments address the conflict between IFRS 10 and IAS 28 in dealing with the loss of control of a subsidiary that is sold or contributed to an associate or joint venture. The amendments clarify that the gain or loss resulting from the sale or contribution of assets that constitute a business, as defined in IFRS 3 Business Combinations, between an investor and its associate or joint venture, is recognised in full. Any gain or loss resulting from the sale or contribution of assets that do not constitute a business, however, is recognised only to the extent of unrelated investors’ interests in the associate or joint venture. The amendments are to be applied retrospectively and not expected to impact the Company’s financial position or performance and become effective for annual period beginning on or after January 1, 2016. Early application is permitted and must be disclosed.

IFRS 10, IFRS 12 and IAS 28 Investment Entities:Applying the Consolidation Exception - Amendments to IFRS 10, IFRS 12 and IAS 28
The amendments address issues that have arisen in applying the investment entities exception under IFRS 10. The amendments to IFRS 10 clarify that the exemption (in IFRS 10.4) from presenting consolidated financial statements applies to a parent entity that is a subsidiary of an investment entity, when the investment entity measures all of its

LOTTERIE NAZIONALI S.r.l.
NOTES TO FINANCIAL STATEMENTS
(thousands of Euro)

subsidiaries at fair value. Furthermore, the amendments to IFRS 10 clarify that only a subsidiary of an investment entity that is not an investment entity itself and that provides support services to the investment entity is consolidated. All other subsidiaries of an investment entity are measured at fair value. The amendments to IAS 28 allow the investor, when applying the equity method, to retain the fair value measurement applied by the investment entity associate or joint venture to its interests in subsidiaries. The amendments are to be applied retrospectively and not expected to impact the Company’s financial position or performance and become effective for annual period beginning on or after January 1, 2016. Early application is permitted and must be disclosed.

IFRS 11 Accounting for Acquisitions of Interests in Joint Operations - Amendments to IFRS 11
The amendments require an entity acquiring an interest in a joint operation in which the activity of the joint operation constitutes a business to apply, to the extent of its share, all of the principles in IFRS 3, and other IFRSs, that do not conflict with the requirements of IFRS 11. Furthermore, entities are required to disclose the information required in those IFRSs in relation to business combinations. The amendments also apply to an entity on the formation of a joint operation if, and only if, an existing business is contributed by the entity to the joint operation on its formation. Furthermore, the amendments clarify that for the acquisition of an additional interest in a joint operation in which the activity of the joint operation constitutes a business, previously held interests in the joint operation must not be remeasured if the joint operator retains joint control. The amendments are to be applied prospectively and not expected to impact the Company’s financial position or performance and become effective for annual period beginning on or after January 1, 2016. Early application is permitted and must be disclosed.

IFRS 14 Regulatory Deferral Accounts
IFRS 14 allows an entity, whose activities are subject to rate regulation, to continue applying most of its existing accounting policies for regulatory deferral account balances upon its first time adoption of IFRS. The standard does not apply to existing IFRS preparers. Also, an entity whose current GAAP does not allow the recognition of rate-regulated assets and liabilities, or that has not adopted such policy under its current GAAP, would not be allowed to recognise them on first-time application of IFRS. Entities that adopt IFRS 14 must present the regulatory deferral accounts as separate line items on the statement of financial position and present movements in these account balances as separate line items in the statement of profit or loss and other comprehensive income. The standard requires disclosures on the nature of, and risks associated with, the entity’s rate regulation and the effects of that rate regulation on its financial statements. The standard is not expected to impact the Company’s financial position or performance and become effective for annual period beginning on or after January 1, 2016. Early application is permitted and must be disclosed.

IFRS 15 Revenue from Contracts with Customers
IFRS 15 replaces all existing revenue requirements in IFRS (IAS 11 Construction Contracts, IAS 18 Revenue, IFRIC 13 Customer Loyalty Programmes, IFRIC 15 Agreements for the Construction of Real Estate, IFRIC 18 Transfers of Assets from Customers and SIC 31 Revenue - Barter Transactions Involving Advertising Services) and applies to all revenue arising from contracts with customers. It also provides a model for the recognition and measurement of disposal of certain non-financial assets including property, equipment and intangible assets.
The standard outlines the principles an entity must apply to measure and recognise revenue. The core principle is that an entity will recognise revenue at an amount that reflects the consideration to which the entity expects to be entitled in exchange for transferring goods or services to a customer.
The principles in IFRS 15 will be applied using a five-step model:
1. Identify the contract(s) with a customer
2. Identify the performance obligations in the contract
3. Determine the transaction price
4. Allocate the transaction price to the performance obligations in the contract
5. Recognise revenue when (or as) the entity satisfies a performance obligation
The standard requires entities to exercise judgement, taking into consideration all of the relevant facts and circumstances when applying each step of the model to contracts with their customers.
The standard also specifies how to account for the incremental costs of obtaining a contract and the costs directly related to fulfilling a contract. Application guidance is provided in IFRS 15 to assist entities in applying its requirements

LOTTERIE NAZIONALI S.r.l.
NOTES TO FINANCIAL STATEMENTS
(thousands of Euro)

to certain common arrangements, including licences, warranties, rights of return, principal-versusagent considerations, options for additional goods or services and breakage.
The standard is not expected to impact the Company’s financial position or performance and becomes effective for annual periods beginning on or after January 1, 2017. Entities can choose to apply the standard using either a full retrospective approach with some limited relief provided, or a modified retrospective approach. Early application is permitted and must be disclosed.

IAS 1 Disclosure Initiative - Amendments to IAS 1
The amendments to IAS 1 Presentation of Financial Statements clarify, rather than significantly change, existing IAS 1 requirements. The amendments clarify

•	The materiality requirements in IAS 1

•	That specific line items in the statement(s) of profit or loss and OCI and the statement of financial position may be disaggregated

•	That entities have flexibility as to the order in which they present the notes to financial statements

•	That the share of OCI of associates and joint ventures accounted for using the equity method must be presented in

•	aggregate as a single line item, and classified between those items that will or will not be subsequently reclassified to profit or loss.
Furthermore, the amendments clarify the requirements that apply when additional subtotals are presented in the statement of financial position and the statement(s) of profit or loss and other comprehensive income.
The amendments are not expected to impact the Company’s financial position or performance and become effective for annual period beginning on or after January 1, 2016. Early application is permitted and entities do not need to disclose that fact because the Board considers these amendments to be clarifications that do not affect an entity’s accounting policies or accounting estimates.

IAS 16 and IAS 38 Clarification of Acceptable Methods of Depreciation and Amortisation - Amendments to IAS 16 and IAS 38
The amendments clarify the principle in IAS 16 Property, Plant and Equipment and IAS 38 Intangible Assets that revenue reflects a pattern of economic benefits that are generated from operating a business (of which the asset is part) rather than the economic benefits that are consumed through use of the asset. As a result, the ratio of revenue generated to total revenue expected to be generated cannot be used to depreciate property, plant and equipment and may only be used in very limited circumstances to amortise intangible assets. The amendments are not expected to impact the Company’s financial position or performance and become effective for annual period beginning on or after January 1, 2016. Early application is permitted and must be disclosed.

IAS 16 and IAS 41 Agriculture: Bearer Plants - Amendments to IAS 16 and IAS 41
The amendments to IAS 16 and IAS 41 Agriculture change the scope of IAS 16 to include biological assets that meet the definition of bearer plants (e.g., fruit trees). Agricultural produce growing on bearer plants (e.g., fruit growing on a tree) will remain within the scope of IAS 41. As a result of the amendments, bearer plants will be subject to all the recognition and measurement requirements in IAS 16 including the choice between the cost model and revaluation model for subsequent measurement. In addition, government grants relating to bearer plants will be accounted for in accordance with IAS 20 Accounting for Government Grants and Disclosure of Government Assistance, instead of IAS 41.
Entities may apply the amendments on a fully retrospective basis. Alternatively, an entity may choose to measure a bearer plant at its fair value at the beginning of the earliest period presented.
The amendments are not expected to impact the Company’s financial position or performance and become effective for annual period beginning on or after January 1, 2016. Earlier application is permitted and must be disclosed.

IAS 19 Defined Benefit Plans: Employee Contributions - Amendments to IAS 19
IAS 19 requires an entity to consider contributions from employees or third parties when accounting for defined benefit plans. IAS 19 requires such contributions that are linked to service to be attributed to periods of service as a negative benefit. The amendments clarify that, if the amount of the contributions is independent of the number of years of service, an entity is permitted to recognise such contributions as a reduction in the service cost in the period in which

LOTTERIE NAZIONALI S.r.l.
NOTES TO FINANCIAL STATEMENTS
(thousands of Euro)

the service is rendered, instead of allocating the contributions to the periods of service. Examples of such contributions include those that are a fixed percentage of the employee’s salary, a fixed amount of contributions throughout the service period, or contributions that depend on the employee’s age. The amendments are to be applied retrospectively and not expected to impact the Company’s financial position or performance and become effective for annual period beginning on or after July 1, 2014.

IAS 27 Equity Method in Separate Financial Statements - Amendments to IAS 27
The amendments to IAS 27 Separate Financial Statements allow an entity to use the equity method as described in IAS 28 to account for its investments in subsidiaries, joint ventures and associates in its separate financial statements. Therefore, an entity must account for these investments either:
At cost;
In accordance with IFRS 9 (or IAS 39); or
Using the equity method
The entity must apply the same accounting for each category of investments. A consequential amendment was also made to IFRS 1 First-time Adoption of International Financial Reporting Standards. The amendment to IFRS 1 allows a first-time adopter accounting for investments in the separate financial statements using the equity method, to apply the IFRS 1 exemption for past business combinations to the acquisition of the investment.
The amendments are not expected to impact the Company’s financial position or performance and become effective for annual periods beginning on or after January 1, 2016. The amendments must be applied retrospectively. Early application is permitted and must be disclosed.

Annual Improvements to IFRSs issued in December 2013
On 12 December 2013, the International Accounting Standards Board (IASB) issued two cycles of Annual Improvements to IFRSs - Cycles 2010-2012 and 2011-2013 - that contain 11 changes to nine standards One of the amendments to IFRS 13 and the amendment to IFRS 1 only affect the Basis for Conclusions for the respective standards and, therefore, are effective immediately. The other amendments are effective from 1 July 2014 either prospectively or retrospectively. The adoption of these amendments will not have a material effect on the financial position or performance of the Company:

2010-2012 cycle

•	IFRS 2 Definitions relating to vesting conditions - This amendment clarifies various issues related to the definition of performance condition and service condition, including the following:

◦	A performance condition must contain a service condition

◦	A performance target must be met while the counterparty is rendering service

◦	A performance target may relate to the operations or activities of an entity, or to those of another entity in the same group

◦	A performance condition may be a market or non-market condition

◦	If the counterparty, regardless of the reason, ceases to provide service during the vesting period, the service condition is not satisfied.
The amendment is effective prospectively.

•
IFRS 3 Accounting for contingent consideration in a business combination - This amendment clarifies that contingent consideration in a business acquisition that is not classified as equity is subsequently measured at fair value through profit or loss whether or not it falls within the scope of IFRS 9 Financial Instruments. The amendment is effective for business combinations prospectively.

•
IFRS 8 Aggregation of operating segments - This amendment clarifies that operating segments may be combined/aggregated if they are consistent with the core principle of the standard, if the segments have similar economic characteristics and if they are similar in other qualitative respects. If they are combined, the entity must disclose the economic characteristics (e.g., sales and gross margins) used to assess whether the segments are ‘similar’. The amendment is effective retrospectively.

Another amendment relates to the reconciliation of the total of the reportable segment assets to the entity’s total assets. The reconciliation of segment assets to total assets is only required to be disclosed if the

LOTTERIE NAZIONALI S.r.l.
NOTES TO FINANCIAL STATEMENTS
(thousands of Euro)

reconciliation is reported to the chief operating decision maker, similar to the required disclosure for segment liabilities. The amendment is effective retrospectively.

•
IFRS 13 Short-term receivables and payables - The IASB clarified in the Basis for Conclusions that short-term receivables and payables with no stated interest rates can be held at invoice amounts when the effect of discounting is immaterial. The amendment is effective immediately.

•	IAS 16 and IAS 38 Revaluation method proportionate restatement of accumulated depreciation
The amendment to IAS 16.35(a) and IAS 38.80(a) clarifies
that revaluation can be performed, as follows:

◦	Adjust the gross carrying amount of the asset to market value; or

◦	Determine the market value of the carrying amount and adjust the gross carrying amount proportionately so that the resulting carrying amount equals the market value
The IASB also clarified that accumulated depreciation/amortisation is the difference between the gross carrying amount and the carrying amount of the asset (i.e., gross carrying amount - accumulated depreciation/amortisation = carrying amount). The amendment to IAS 16.35(b) and IAS 38.80(b) clarifies that the accumulated depreciation/amortisation is eliminated so that the gross carrying amount and carrying amount equal the market value.
The amendment is effective retrospectively.

•
IAS 24 Key management personnel - The amendment clarifies that a management entity - an entity that provides key management personnel services - is a related party subject to the related party disclosures. In addition, an entity that uses a management entity is required to disclose the expenses incurred for management services. The amendment is effective retrospectively.

2011-2013 cycle

•
IFRS 1 Meaning of effective IFRSs - The amendment clarifies that an entity may choose to apply either a current standard or a new standard that is not yet mandatory, but that permits early application, provided either standard is applied consistently throughout the periods presented in the entity’s first IFRS financial statements. The amendment is effective immediately.

•	IFRS 3 Scope exceptions for joint ventures - The amendment clarifies that:

◦	Joint arrangements are outside the scope of IFRS 3, not just joint ventures;

◦	The scope exception applies only to the accounting in the financial statements of the joint arrangement itself.
The amendment is effective prospectively.

•	IFRS 13 Scope paragraph 52 (portfolio exception)
The portfolio exception in IFRS 13 can be applied to financial assets, financial liabilities and other contracts. The amendment is effective prospectively.

•
IAS 40 Clarifying the interrelationship of IFRS 3 and IAS 40 when classifying property as investment property or owner-occupied property. - The amendment clarifies the description of ancillary services in IAS 40 differentiates between investment property and owner-occupied property. IFRS 3 is used to determine if the transaction is the purchase of an asset or a business combination. The amendment is effective prospectively.

Annual Improvements to IFRSs issued in September 2014
On September 2014, the International Accounting Standards Board (IASB) issued a cycle of Annual Improvements to IFRSs - Cycle 2012-2014. In the 2012-2014 annual improvements cycle, the IASB issued five amendments to four standards, summaries of which are provided below. The changes are effective 1 January 2016. Earlier application is permitted and must be disclosed. The adoption of these amendments will not have a material effect on the financial position or performance of the Company:

2012-2014 cycle

•	IFRS 5 Non-Current Assets Held for Sale and Discontinued Operations - The amendment clarifies that:

LOTTERIE NAZIONALI S.r.l.
NOTES TO FINANCIAL STATEMENTS
(thousands of Euro)

◦
Assets (or disposal groups) are generally disposed of either through sale or distribution to owners. The amendment clarifies that changing from one of these disposal methods to the other would not be considered a new plan of disposal, rather it is a continuation of the original plan. There is, therefore, no interruption of the application of the requirements in IFRS 5.

◦	The amendment must be applied prospectively.

•	IFRS 7 Financial Instruments: Disclosures - The amendment clarifies that:

◦
A servicing contract that includes a fee can constitute continuing involvement in a financial asset. An entity must assess the nature of the fee and the arrangement against the guidance for continuing involvement in IFRS 7.B30 and IFRS 7.42C in order to assess whether the disclosures are required.

◦
The assessment of which servicing contracts constitute continuing involvement must be done retrospectively. However, the required disclosures would not need to be provided for any period beginning before the annual period in which the entity first applies the amendments.

◦
The offsetting disclosure requirements do not apply to condensed interim financial statements, unless such disclosures provide a significant update to the information reported in the most recent annual report.

◦	The amendment must be applied prospectively.

•	IAS 19 Employee Benefits - The amendment clarifies that:

◦
The amendment clarifies that market depth of high quality corporate bonds is assessed based on the currency in which the obligation is denominated, rather than the country where the obligation is located. When there is no deep market for high quality corporate bonds in that currency, government bond rates must be used.

◦	The amendment must be applied prospectively.

•	IAS 34 Interim Financial Reporting - The amendment clarifies that:

◦
The amendment clarifies that the required interim disclosures must either be in the interim financial statements or incorporated by cross-reference between the interim financial statements and wherever they are included within the interim financial report (e.g., in the management commentary or risk report).

◦	The other information within the interim financial report must be available to users on the same terms as the interim financial statements and at the same time.

◦	The amendment must be applied retrospectively.

2.4 Significant accounting judgments, estimates and assumptions

The preparation of the Company's financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the disclosure of contingent liabilities, at the reporting date. However, uncertainty about these assumptions and estimates could result in outcomes that could require a material adjustment to the carrying amount of the asset or liability affected in the future.

Estimates and assumptions
The key assumptions concerning the future and other key sources of estimation uncertainty at the statement of financial position date that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

Deferred Tax Assets
Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available in the future. Significant management judgment is required to determine the amount of deferred tax assets that can be realized, based upon the likely timing and level of future taxable profits together with future tax planning strategies.

Inventories
Inventories are measured by taking into account write-downs to certain categories of tickets that are no longer salable to points of sale as of result of either AAMS decisions or management's assessment regarding the marketability of these tickets in future years.

Trade receivables
Trade receivables recoverability is assessed by taking into account the risk of default, the aging and historical losses on receivables recognized for similar types of accounts.

2.5 Summary of significant accounting policies

Equipment, net
Equipment is stated at cost less accumulated depreciation and/or impairment losses. Cost includes ancillary costs directly attributable to bringing the asset into operating condition. Depreciation is calculated on straight-line basis over the estimated useful life of the assets as follows:

Terminals and communication equipment     5 to 7 years
Machinery and equipment      4 years
Furniture and fittings     8 to 9 years
The carrying values of systems and equipment are reviewed for impairment when events or changes in circumstances indicate that the carrying values may not be recoverable.

All repairs and maintenance costs are recognised in profit or loss as incurred.

A unit of equipment is derecognised upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in profit or loss in the year the asset is derecognised.

Intangible assets, net
Intangible assets acquired separately are measured on initial recognition at cost. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and any accumulated impairment losses. The useful lives of intangible assets are assessed to be either finite or indefinite. Intangible assets with finite lives are amortized over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The estimated useful lives are as follows:

Software     3 years
Licenses     3 years
S&W Concession      9 years
Others      2 to 5 years
The amortization period and the amortization method for an intangible asset with a finite useful life is reviewed at least annually at year-end. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset is accounted for by changing the amortization period or method, as appropriate, and treated as changes in accounting estimates. The amortization expense for intangible assets with finite lives is recognized in the income statement within the caption “Depreciation, amortization and write-downs”.

Gains or losses arising from derecognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognized in profit or loss when the asset is derecognized.

Deferred income taxes
Starting from January 1, 2012, the company offset its current and deferred income taxes.

LOTTERIE NAZIONALI S.r.l.
NOTES TO FINANCIAL STATEMENTS
(thousands of Euro)

Impairment of non-financial assets
The Company assesses at each reporting date whether there is an indication that an asset may be impaired. If any such indication exists, or when annual impairment testing for an asset is required, the Company makes an estimate of the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s or cash-generating unit’s fair value less costs to sell and its value in use, and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. Where the carrying amount of an asset exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. In assessing value in use, the estimated future cash flows take into account the risks specific to the asset and are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

An assessment is made at each reporting date as to whether there is any indication that previously recognized impairment losses may no longer exist or may have decreased. If such indication exists, the recoverable amount of the asset is estimated. A previously recognized impairment loss is reversed only if there has been a change in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognized. If that is the case, the carrying amount of the asset is increased to its recoverable amount. That increase is a reversal of an impairment loss. The increased carrying amount cannot exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognized for the asset in prior years. Such reversal is recognized in profit or loss. After such a reversal, the depreciation charge is adjusted in future periods to allocate the asset’s revised carrying amount, less any residual value, on a systematic basis over its remaining useful life.
At year end no impairment indicator were noted.

Inventories
Inventories are measured at the lower of cost or net realizable value. Cost is determined on a specific identification basis.

Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs necessary to make the sale.

Financial assets
Financial assets within the scope of IAS 39 are classified as financial assets at fair value through profit or loss, loans and receivables, held-to-maturity investments, or available-for-sale financial assets, as appropriate. The Company only has financial assets classified as loans and receivables and fair value through profit and loss. When financial assets are recognized initially on the trade date, they are measured at fair value, plus, in the case of investments not recognized at fair value through profit or loss, directly attributable transaction costs.

The Company determines the classification of its financial assets on initial recognition.

Trade receivables and other receivables
Trade accounts receivable are subsequently measured at amortized cost less impairment. Impairment provisions or allowances for doubtful accounts are generally recorded when there is objective evidence that the Company will not be able to collect the related receivables. Bad debts are written off when identified.

Short-term receivables are not discounted because the effect of discounting cash flows is immaterial.

Cash and cash equivalents
Cash and cash equivalents in the balance sheet are comprised of cash at banks and on hand and short-term, highly liquid investments with an original maturity of three months or less at the date of purchase.

Non-current assets held for sale
The Company classifies non-current assets and disposal groups as held for sale if their carrying amounts will be recovered principally through a sale transaction rather than through continuing use. Non-current assets and disposal groups classified as held for sale are measured at the lower of their carrying amount and fair value less costs to sell.

LOTTERIE NAZIONALI S.r.l.
NOTES TO FINANCIAL STATEMENTS
(thousands of Euro)

The criteria for held for sale classification is regarded as met only when the sale is highly probable and the asset or disposal group is available for immediate sale in its present condition. Management must be committed to the sale, which should be Financial liabilities.
Discontinued operations are excluded from the results of continuing operations and are presented as a single amount as profit or loss after tax from discontinued operations in the income statement. Property, plant and equipment and intangible assets are not depreciated or amortised once classified as held for sale.

Financial liabilities at amortized cost
All loans and borrowings and trade accounts payable are initially recognized at fair value less directly attributable transaction costs. After initial recognition, interest bearing loans and borrowings are subsequently measured at amortized cost using the effective interest method. Short-term payables are not discounted because the effect of discounting cash flows is immaterial.

Financial liabilities at fair value through profit or loss
Financial liabilities at fair value through profit or loss include financial liabilities held for trading and financial liabilities designated upon initial recognition as at fair value through profit or loss.

Financial liabilities are classified as held for trading if they are acquired for the purpose of selling in the near term. Derivatives are classified as held for trading unless they are designated as effective hedging instruments.

Gains or losses on liabilities held for trading are recognized in profit or loss.

Derivative financial instruments and hedging
The Company uses derivative financial instruments such as foreign currency forward contracts to mitigate the risks associated with foreign currency related to the purchase of lottery tickets. Such derivative financial instruments are initially recognized at fair value on the date on which a derivative contract is entered into and are subsequently remeasured at fair value. Derivatives are carried as financial assets when the fair value is in a gain position and as financial liabilities when the fair value is in a loss position.

Any gains or losses arising from changes in fair value on derivatives are taken directly to the income statement, except for the effective portion of cash flow hedges which is recognized in other comprehensive income until the hedged transaction affects profit or loss. The fair value of such foreign currency forward contracts is calculated by reference to current forward exchange rates for contracts with similar maturity profiles.

For the purpose of hedge accounting, the Company’s derivatives are classified as cash flow hedges, when hedging exposure to variability in cash flows that is either attributable to a particular risk associated with a highly probable forecast transaction or the foreign currency risk in an unrecognized firm commitment. At the inception of a hedge relationship, the Company formally designates and documents the hedge relationship to which it wishes to apply hedge accounting and the risk management objective and strategy for undertaking the hedge. The documentation includes identification of the hedging instrument, the hedged item or transaction, the nature of the risk being hedged and how the entity will assess the effectiveness of changes in the hedging instrument’s fair value in offsetting the exposure to changes in the hedged item’s fair value or cash flows attributable to the hedged risk. Such hedges are expected to be highly effective in achieving offsetting changes in cash flows and are assessed on an ongoing basis to determine that they actually have been highly effective throughout the financial reporting periods for which they were designated.

Derivatives which meet the strict criteria for cash flow hedge accounting are accounted for as follows. The effective portion of the gain or loss on the hedging instrument is recognized directly as other comprehensive income in the net unrealized gain/(loss) reserve, while any ineffective portion is recognized immediately in profit or loss. Amounts recognized as other comprehensive income are transferred to profit or loss when the hedged transaction affects profit or loss, such as when the forecast transaction occurs. Where the hedged item is the cost of a non-financial asset or non-financial liability, the amounts recognized as other comprehensive income are transferred to the initial carrying amount of the non-financial asset or liability. If the forecast transaction or firm commitment is no longer expected to occur, the cumulative gain or loss previously recognized in equity is transferred to the income statement. If the hedging

LOTTERIE NAZIONALI S.r.l.
NOTES TO FINANCIAL STATEMENTS
(thousands of Euro)

instrument expires or is sold, terminated or exercised without replacement or rollover, or if its designation as a hedge is revoked, any cumulative gain or loss previously recognized in other comprehensive income remains in other comprehensive income until the forecast transaction or firm commitment affects income or loss.

Derecognition of financial assets and liabilities

Financial assets
A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is derecognized when:

•	the rights to receive cash flows from the asset have expired;

•	the Company retains the right to receive cash flows from the asset, but has assumed an obligation to pay them in full without material delay to a third party under a ‘pass through’ arrangement; or

•
the Company has transferred its rights to receive cash flows from the asset and either (a) has transferred substantially all the risks and rewards of the asset, or (b) has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

Financial liabilities
A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires.

Provisions
Provisions are recognized when the Company has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Whenever the Company expects some or all of a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognized as a separate asset, but only when the reimbursement is virtually certain. The expense relating to any provision is presented in the income statement net of any reimbursement. If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognized as a borrowing cost.

Revenue recognition
Revenues are recognized to the extent that it is probable the economic benefits associated with the transaction will flow to the Company and the amount of revenue can be reliably measured. Revenues are measured at the fair value of the consideration received, excluding discounts and taxes. Specific recognition criteria must also be met before revenue is recognized as discussed below.

The Company’s revenues derive from operating contracts. Under operating contracts, the Company manages all of the activities along the lottery value chain including collecting wagers, paying out prizes, managing all accounting and other back-office functions, running advertising and promotions, operating data transmission networks and processing centers, training staff, providing retailers with assistance and supplying materials for the game. The operating contracts generally provide for a variable amount of monthly service fees received through AAMS based on a percentage of instant and traditional lottery’s total wagers. Fees earned under operating contracts are recognized as revenue in the period earned and are classified as Service Revenue in the statement of comprehensive income when all of the following criteria are met:

•	Persuasive evidence of an arrangement exists, which is typically when a customer contract has been signed;

•	Services have been rendered;

•	The fee is deemed to be fixed or determinable and free of contingencies or significant uncertainties; and

•	Collectability is reasonably assured.

Interest income and interest expense
Interest income and interest expense are recognized as interest accrues (using the effective interest rate, which is the rate that exactly discounts estimated future cash receipts or payments through the expected life of the financial instrument to the net carrying amount of the financial assets or liabilities).

LOTTERIE NAZIONALI S.r.l.
NOTES TO FINANCIAL STATEMENTS
(thousands of Euro)

Foreign currency translation
Transactions in foreign currencies are initially recorded at the functional currency spot rate at the date the transaction first qualifies for recognition. Monetary assets and liabilities denominated in foreign currencies are retranslated at the functional currency spot rate of exchange at the reporting date. All differences are taken to profit or loss.

Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions.

Income taxes

Current income tax
Current tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted by the statement of financial position date.

Deferred income tax
Deferred income tax is provided using the liability method on temporary differences at the statement of financial position date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred income tax liabilities are recognized for all taxable temporary differences.

Deferred income tax assets are recognized for all deductible temporary differences, carry-forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry-forward of unused tax credits and unused tax losses, can be utilized.

The carrying amount of deferred income tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilized. Unrecognized deferred income tax assets are reassessed at each statement of financial position date and are recognized to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the statement of financial position date.

Income tax relating to items recognized directly in equity is recognized in equity and not in the statement of comprehensive income.

3. Equipment, net

Equipment, net include “Freely distributed assets” (“FDA”), which are defined as those tangible assets originally determined to be transferred free of charge to the Ministry of Finance at the expiration of the concession agreement. These assets primarily relate to the Company’s equipment in use by third parties (points of sale) to carry out activities related to Instant and Traditional lotteries.

		Furniture		Contract	Freely
	Leasehold	and	Other	in	Distributed
Balance at December 31, 2014	Improvements	Equipment	Assets	Progress	Assets	Total
Gross

Balance at January 1, 2014	230	8,241	366	96	6,270	15,203
Additions
Disposal	(122)	(303)				(425)
Transfers		7		(7)		—

Balance at December 31, 2014	108	7,945	366	89	6,270	14,778

Accumulated depreciation

Balance at January 1, 2014	(230)	(5,785)	(218)	—	(2,292)	(8,525)
Depreciation charge for the year		(669)	(26)		(767)	(1,462)
Disposal	122	303				425
Depreciation		(12)				(12)

Balance at December 31, 2014	(108)	(6,164)	(244)	—	(3,059)	(9,574)

Net book value

Balance at December 31, 2014	—	1,782	122	89	3,211	5,204

		Furniture		Contract	Freely
	Leasehold	and	Other	in	Distributed
Balance at December 31, 2013	Improvements	Equipment	Assets	Progress	Assets	Total
Gross

Balance at January 1, 2013	230	7,805	366	678	6,270	15,349
Additions	—	—	—	—	—	—
Disposal	—	(146)	—	—	—	(146)
Transfers	—	582	—	(582)	—	—
Transfers to Non Current Assets classified as held for sale	—	—	—	—	—	—
Balance at December 31, 2013	230	8,241	366	96	6,270	15,203

Accumulated depreciation

Balance at January 1, 2013	(230)	(5,300)	(191)	—	(1,620)	(7,341)
Depreciation charge for the year	—	(631)	(27)	—	(672)	(1,330)
Disposal	—	146	—	—	—	146
Transfers to Non Current Assets classified as held for sale	—	—	—	—	—	—
Balance at December 31, 2013	(230)	(5,785)	(218)	—	(2,292)	(8,525)

Net book value

Balance at December 31, 2013	—	2,456	148	96	3,978	6,678

4. Intangible assets, net

Intangible assets are mainly comprised of the upfront fee paid in 2010 for the S&W concession, which is being amortized over its nine years useful life (i.e. the concession agreement duration period) starting October 2010 and the balance relation to certain computer software and licenses to operate such software that are being amortized on a straight-line basis over their estimated useful lives which do not exceed the expiration date of the concession agreement.

				Contract
			SW	in
Balance at December 31, 2014	Software	Licenses	concession	Progress	Total
Gross

Balance at January 1, 2014	9,905	1,179	800,062	—	811,146
Additions	—	—	—	1,875	1,875
Disposal	—	—	—	—	—
Transfers	1,875	—	—	(1,875)	—
Balance at December 31, 2014	11,780	1,179	800,062	—	813,021

Accumulated depreciation

Balance at January 1, 2014	(6,519)	(999)	(288,908)	—	(296,426)
Amortization for the year	(692)	(49)	(88,896)	—	(89,637)
Disposal	—	—	—	—	—
Depreciation	(558)	—	—	—	(558)
Balance at December 31, 2014	(7,768)	(1,048)	(377,804)	—	(386,621)

Net book value

Balance at December 31, 2014	4,012	131	422,258	—	426,400

				Contract
			SW	in
Balance at December 31, 2013	Software	Licenses	concession	Progress	Total
Gross

Balance at January 1, 2013	7,981	1,141	800,062	—	809,184
Additions	—	38	—	1,924	1,962
Disposal	—	—	—	—	—
Transfers	1,924	—	—	(1,924)	—
Balance at December 31, 2013	9,905	1,179	800,062	—	811,146

Accumulated depreciation

Balance at January 1, 2013	(5,925)	(951)	(200,012)	—	(206,888)
Amortization for the year	(491)	(48)	(88,896)	—	(89,435)
Disposal	—	—	—	—	—
Depreciation	(103)				(103)
Balance at December 31, 2013	(6,519)	(999)	(288,908)	—	(296,426)

Net book value

Balance at December 31, 2013	3,386	180	511,154	—	514,720

5. Inventories

	December 31,
	2014	2013

Instant Lottery Tickets (at cost)	18,907	16,808
Inventory Write-Down	(865)	(523)
	18,042	16,285

Inventories are comprised of instant lottery tickets held by the depositary and equity holder Arianna 2001 S.p.A.. The reduction in the inventory write down mainly due to the revised estimation of the amount to reserve in connection with lottery tickets that will be withdrawn from the market shortly because of Lottery expiration.

6. Trade and other receivables

	December 31,
	2014	2013

Trade receivables	36,691	35,164
Receivables from retailers	267,372	412,204
Related party receivables	21,784	15,324
	325,847	462,692

Trade receivables refer to the commission fees from AAMS and, as set forth in the concession agreement, are non-interest bearing and are generally due from 30 to 90 days. For further discussion regarding credit risk, see note 18.

Receivables from retailers refer to the amounts due to LN from the retailers where lottery tickets are sold. The collection of these monthly remittances generally occurs between ten and twenty days after each month-end.

The related party receivables relate to services rendered for the collection of lottery tickets and are generally due in 90days. Refer also to note 17.

7. Income tax receivables

	December 31,
	2014	2013

Income tax receivables	3,149	619
	3,149	619

Income tax receivables mainly refers to IRES and IRAP Company’s tax pre-payments occurred throughout 2014 net of Income tax payables accrued as of December, 31, 2014.

8. Cash and cash equivalents

	December 31,
	2014	2013

Cash and cash equivalents	16	17
	16	17

Cash and cash equivalents are measured at cost, which approximates fair value, and earn interest at market rates. The Company participates in a cash pooling agreement with an equity holder, GTECH S.p.A., pursuant to which its funds are swept daily into various cash pools managed by GTECH S.p.A. Amounts swept into the cash pools of GTECH S.p.A. are classified as “current financial assets from parent company”. For comments on related party balances and transactions, see further disclosure in Notes 17 and 18.

9. Equity

On March 12, 2014, at the annual meeting, general equity holders’ declared, and the Company subsequently paid, Euro 67,062 in dividends.

The equity holders and issued capital attributed to them are as follows at December 31, 2014:

Equity holders	Percent of issued capital	Issued capital
GTECH S.p.A.	64%	19,840
Scientific Games Italy Investments Srl	19%	5,890
Arianna 2001 S.p.A.	15%	4,650
Scientific Games International Inc.	1%	310
Servizi Base 2001 S.p.A.	1%	310
Total	100%	31,000

10. Accounts payable

	December 31,
	2014	2013

Account payables	4,580	4,625
Other liabilities to AAMS	296,085	233,873
Related party payables	62,820	58,235
	363,485	296,733

Accounts payable are non-interest bearing and are normally settled on 60 to 90 day terms.

Other liabilities to AAMS refer to the remittance due to AAMS based on the total monthly wagers.
For comments on related parties payables, see the related parties relationships and transactions disclosure in Note 17.

11. Other current liabilities

	December 31,
	2014	2013

Taxes other than income taxes	462	—
Other liabilities	235	6,967
	697	6,967

Other liabilities are mainly comprised of a Euro 6,120 penalty due to AAMS for failure to fully comply with a concession agreement’s obligation of activating a certain required number of Point of sales on a regional basis. The penalty amount was already included in “Other liabilities” as of December 31, 2012.

12. Service revenue

	December 31,
	2014	2013	2012

Instant lotteries	366,717	373,364	379,384
Traditional lotteries	1,608	1,612	1,464
Other service revenues	27	16	20
	368,352	374,992	380,868

The Company operates in a highly regulated environment and sales to counterparties (PoS) generally not impacted in a significant manner by the current adverse market conditions.

13. Service costs

	December 31,
	2014	2013	2012

Service costs from GTECH S.p.A.	87,262	78,015	82,871
Point of sales assistance	30,668	31,424	29,449
Consulting fees	1,661	2,312	2,561
Maintanance fees	1,642	1,628	1,247
Advertising costs	3,402	4,548	3,803
Other costs	1,463	1,451	1,660
	126,098	119,378	121,591

For comments related to costs from the equity holder GTECH S.p.A. and other related parties with which the Company conducts business, see the related parties relationships and transactions disclosure in Note 17.

14. Financial income and expenses

	December 31,
	2014	2013	2012

Interest income	2	5	285
Foreign currency forward contracts	782	155	—
Exchange gains	164	861	554
Financial income	948	1,021	839

Interest expenses	638	538	506
Foreign currency forward contracts	—	421	389
Factoring of trade receivables	3,731	3,628	6,051
Exchange losses	1,761	264	12
Financial expense	6,130	4,851	6,958

15. Income tax

Significant components of income tax expense are as follows:

	December 31,
	2014	2013	2012
Current
National (IRES)	25,332	27,877	27,747
Regional (IRAP)	5,385	5,571	5,708
Current income tax recovered	10	(219)	(260)
Total Current	30,727	33,229	33,195

Deferred
Deferred income tax (benefit)/expense	1,378	(486)	438
Other adjustments	—	—	—
Total Deferred	1,378	(486)	438
Total income tax expense	32,105	32,743	33,633

The tax effects of temporary differences and carry forwards that give rise to deferred income tax assets and liabilities consist of the following:

	December 31,

	2014	2013
Deferred tax assets
Bad debt reserve provision	1,508	2,817
Equipment depreciation	109	125
Inventory depreciation	282	171
Cash flow hedge	—	583
Other	286	450
	2,185	4,146
Deferred tax liabilities
Cash flow hedge	383	—
	383	—
Net deferred income tax assets	1,802	4,146

Net deferred income tax assets at December 31, 2014	1,802
Net deferred income tax assets at December 31, 2013	4,146
	(2,344)
Income tax effect on cash flow hedges' net movement	966
Other accruals	—
Deferred income tax expense charged to profit or loss	(1,378)

The effective income tax rate on profit before income tax differed from the Italian statutory tax rate for the following reasons:

EFFECTIVE TAX RATE RECONCILIATION	December 31,
	2014	2013	2012
€/000

Net income before tax	97,306	100,091	102,324

Italian Statutory tax rate (IRES)	27.5%	27.5%	27.5%

Theorical provision for income taxes based on Italian statutory tax rate	26,759	27,525	28,139

Reconciliation of the theorical and effective provision for income taxes:

Permanent differences

Italian local tax (IRAP)	5,385	5,125	5,239

Non-deductible expense	100	64	51

Other	(139)	29	204

Total tax provision	32,105	32,743	33,633

Effective tax rate	33%	33%	33%

The recognition of deferred tax assets is based on management’s expectations that sufficient taxable income will be generated in the future years to realize them.

16. Geographic information

The Company operates geographically only in Italy.

17. Related parties disclosures

Related parties relationships and transactions are reported in the table below:

		December 31,
Statements of Financial Position
	2014	2013	2012
Trade and other receivables

GTECH S.p.A.	21,773	14,986	21,793
Lottomatica Scommesse S.r.l.	10	7	40
Scientific Games Int.	103	330	341
Consorzio Lotterie Nazionali	—	1	1
	21,886	15,324	22,175

Current financial assets from the parent company
GTECH S.p.A.	169,963	—	55,081
	169,963	—	55,081

Accounts Payable
GTECH S.p.A.	38,309	35,297	32,818
Scientific Games Int.	8,737	9,844	10,161
Arianna 2001	10,498	10,139	10,170
Gtech Corp.	4,758	2,565	2,153
Servizi in Rete	390	365	328
Lottomatica Scommesse S.r.l.	24	24	—
PCC Giochi e Servizi	104		—
	62,820	58,235	55,630

Current financial payables to parent company
GTECH S.p.A.	47,989	40,288	83
	47,989	40,288	83

		December 31,
Statements of comprehensive income
	2014	2013	2012
Cost of tickets
Scientific Games Int.	42,352	46,492	46,797
Gtech Corp.	10,462	10,947	10,086
	52,814	57,439	56,883

Service costs
GTECH S.p.A.	87,231	77,895	82,871
Arianna 2001	30,364	31,108	29,114
Scientific Games Inc.	1,123	1,090	1,261
Servizi in Rete	390	365	329
GTECH Corp.	322	285	—
Lottomatica Scommesse S.r.l.	285	595	—
PCC Giochi e Servizi	169	2	22
	119,885	111,341	113,597

Financial income
GTECH S.p.A.	2	—	277
	2	—	277

Financial expenses
GTECH S.p.A.	502	505	194
	502	505	194

Current financial assets from parent company refer to the intercompany cash pooling transactions swept daily into the cash pools managed by GTECH S.p.A.

Accounts payable and service costs to the parent company refer to the services rendered to LN in accordance with intercompany agreements. In particular, they refer primarily to marketing and advertising, data processing, back office and cash pooling activities performed by the parent company and charged to the Company.

Accounts payable and service costs to the equity holder, Arianna 2001, refer to secure depository and distribution expenses.

Accounts payable and costs to Scientific Games Int. refer primarily to the tickets purchased during the year.

Financial income and expenses from/to the parent company refer primarily to interest received from/charged by the equity holder GTECH S.p.A. relating to the Company’s short-term borrowing transactions with the parent company.

All the transactions with related parties, including the intragroup transactions, were executed at terms and conditions that are consistent with market rates and they refer to mutual administrative, financial and organizational services rendered. No atypical and/or unusual transactions have been recorded by the Company.

At December 31, 2014, there were no guarantees made to or received from related parties.

18. Financial instruments and financial risk management objective and policies

Fair values
Set out below is a comparison, by category, of the carrying amounts and fair values of our financial instruments.

The fair value of the financial assets and liabilities are included at the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

	December 31, 2014		December 31, 2013

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets
Trade and other receivables	325,847	325,847	462,692	462,692
Current financial assets from parent company	169,963	169,963	—	—
Foreign currency contracts	1,645	1,645	—	—
Other current assets	2,176	2,176	395	395
Cash and cash equivalents	16	16	17	17
	499,647	499,647	463,104	463,104

Financial liabilities at amortised costs
Accounts payable	363,485	363,485	296,733	296,733
Foreign currency contracts	—	—	2,215	2,215
Current financial liabilities to parent company	47,989	47,989	40,288	40,288
Other current liabilities	697	697	6,967	6,967
	412,171	412,171	346,203	346,203

The following methods and assumptions were used to estimate the fair values:

•
Trade and other receivables, current financial assets from parent, other current assets, cash and cash equivalents, accounts payable, current financial liabilities to parent and other current liabilities approximate their carrying amounts largely due to the short-term maturities of these instruments.

•
The Company executed foreign currency forward contracts with various counterparties, principally financial institutions with investment grade credit ratings. The fair value of these contracts was calculated principally by reference to forward exchange rates for contracts with similar maturity profiles. The valuation techniques incorporated various inputs including the credit quality of the counterparty in a net liability position.

Fair value hierarchy

The Company uses the following hierarchy for determining and disclosing the fair value of financial instruments by valuation technique:

Level 1: quoted (unadjusted) prices in active markets for identical assets or liabilities
Level 2: other techniques for which all inputs that have a significant effect on the recorded fair value are observable, either directly or indirectly
Level 3: techniques which use inputs that have a significant effect on the recorded fair value that are not based on observable market data.

At December 31, 2014, all of the Company’s financial instruments were valued utilizing Level 2 fair value measurements. During the reporting period ended December 31, 2013, there were no transfers between Level 1 and Level 2 fair value measurements, and no transfers into and out of Level 3 fair value measurements.

Interest income and expense (excluding realized interest income and expense)

The following is a breakdown of the Company’s interest income and interest expense by category for the year ended December 31:

	Interest income			Interest expense
	2014	2013	2012	2014	2013	2012

Current financial assets from parent company	—	—	277	—	—	—
Other current assets	2	5	8	—	—	—
Foreign currency contracts	—	155	—	—	—	—
	2	160	285	—	—	—

Financial liabilities at amortised costs
Current financial liabilities to parent company	—	—	—	502	505	194
Foreign currency contracts	—	—	—	246	31	223
Other current liabilities	—	—	—	101	10	285
	—	—	—	849	546	702

Financial liabilities
Bank overdrafts	—	—	—	34	23	27
Factoring of trade receivables contract	—	—	—	3,731	3,628	6,051
	—	—	—	3,765	3,651	6,078

Credit risk
The Company’s credit risk is derived from cash and cash equivalents, trade and other receivables and other current assets balances. We maintain cash deposits and trade with only recognized, creditworthy third parties. We evaluate the collectability of trade accounts and sales receivables on a customer by customer basis. Trade and other receivables are reported net of allowances for doubtful accounts. Allowance for doubtful accounts is generally recorded when objective evidence exists that we will not been able to collect the receivable.

With respect to credit risk arising from financial assets of the Company, the Company’s exposure arises only from default of the counterparty, with a maximum exposure equal to the carrying amount of these balances. We manage our exposure to counterparty credit risk by dealing with major, financially sound counterparties with high-grade credit ratings and by limiting exposure to any one counterparty.

The following is an analysis of the Company’s past due trade receivables (amounts indicated net of allowance).

Year ended December 31, 2014

			1-30	31-60	61-90	over 90
	Total	Current	days	days	days	days

Trade receivables	36,691	36,691	—	—	—	—

		100%	—%	—%	—%	—%

Year ended December 31, 2013
			1-30	31-60	61-90	over 90
	Total	Current	days	days	days	days

Trade receivables	35,164	35,164	—		—	—

		100%	—%	—%	—%	—%

The following is an analysis of the Company’s past due receivables from retailers (amounts indicated net of allowance).

Year ended December 31, 2014
			1-30	31-60	61-90	over 90
	Total	Current	days	days	days	days

Receivables from retailers	267,372	258,688	4,806	1,361	1,312	1,205

		98.8%	0.6%	0.3%	0.2%	0.1%

Year ended December 31, 2013
			1-30	31-60	61-90	over 90
	Total	Current	days	days	days	days

Receivables from retailers	412,204	407,112	2,511	1,083	986	512

		98.8%	0.6%	0.3%	0.2%	0.1%

Bad debt reserve	December 31,
	2014	2013

Balance at the beginning of the period	14,305	13,685
Provisions	2,534	4,122
Utilization	(7,398)	(3,502)
Balance at the end of the period	9,441	14,305

Liquidity risk
The Company’s objective in managing liquidity risk is to maintain a balance between continuity of funding and flexibility through the use of cash generated by operating activities. The Company participates in a cash pooling agreement with the parent company, GTECH S.p.A., pursuant to which the Company’s fund are swept daily into various cash pools managed by GTECH S.p.A.. We believe our ability to generate excess cash from operations to reinvest in our business is one of our fundamental financial strengths, and combined with our business cash generating capacity, we expect to meet our financial obligations and operating needs in the foreseeable future. We expect to use cash generated primarily from operating activities to meet contractual obligations and to pay dividends.

The Company does not have any remaining financial liabilities, including derivatives, with maturity dates that exceed 12 months. As such, the contractual maturity dates of the Company’s remaining financial liabilities are all within one year.

The Company, since entering into the cash pooling agreement discussed above, did not enter into any lines of credit or other borrowing arrangements with banks.

Market risk
Foreign currency exchange rate risk
As a result of transactions relating to tickets purchased from the US equity holder Scientific Games Int. and from the related party GTech Printing Corp., our financial statements can be affected by movements in the USD/EUR exchange rates. The primary risk inherent in our financial instruments is the market risk arising from adverse changes in foreign currency exchange rates. In order to mitigate such risk the Company decided to apply an hedging strategy, by subscribing foreign currency forward contracts. Such contracts have been designated as qualifying for hedge accounting treatment (i.e., changes in fair value are reflected in other comprehensive income/loss in the statement of comprehensive income each period).

The sensitivity analysis to a reasonably possible change in the USD exchange rate, in a range between +10% and -10% compared to the exchange rate as of December 31, 2014, 2013 and 2012, and the related potential effect on the net income and net equity of the Company is as follows:

	Increase /decrease in US Dollar rate	Effect on net income before tax	Effect on equity

2014	10%	251	169
	(10)%	(307)	(207)

2013	10%	131	88
	(10)%	(161)	(108)

2012	10%	125	84
	(10)%	(220)	(148)

Components of other comprehensive income	December 31,
	2014	2013	2012

Cash flow hedges:
Gains(/losses) arising during the year	2,627	(1,575)	(1,028)
Reclassification adjustments for gain (losses) included in the income statement	334	817	(2,079)
	2,961	(758)	(3,107)

The cumulative amount of cash flow hedge reserve gains amounts to 3.0 million at December 31, 2014 (0.8 million losses as at December 31, 2013). The hedged cash flows are expected to occur monthly between January 2015 and October 2016 and will impact profit or loss at such time.

Interest rate risk
The Company does not have financing arrangements with banks since its short-term borrowing requirements are provided by GTECH S.p.A. through the cash pooling agreement previously discussed. The interest rate for the cash pooling agreement is set on a quarterly basis. The interest rate on the cash account for the remittances to AAMS is set at market rates. Consequently, changes in market interest rates would not have a significant effect on the Company’s net income and net equity.

19. Events after the reporting period

Subsequent events have been evaluated after the reporting period through February 25th 2015. No significant event occurred during this period.